      Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
Exhibit 10.3
LICENSE AGREEMENT
     THIS AMENDED AND RESTATED LICENSE AGREEMENT (the “AGREEMENT”) is made and entered into on July 27, 1998, between THE GENERAL HOSPITAL CORPORATION, a not-for-profit corporation doing business as Massachusetts General Hospital, having a place of business at Fruit Street, Boston, Massachusetts 02114 (“GENERAL”) and Phylos, Inc., a corporation having offices at 300 Putnam Avenue, Cambridge, MA 02139 (“COMPANY”) and amends and restates that certain License Agreement between GENERAL and the COMPANY effective April 18, 1997 (the “EFFECTIVE DATE”).
     WHEREAS, under research programs funded by the GENERAL and the U.S. Government, the GENERAL through research conducted by Drs. Jack Szostak and Richard Roberts has developed an invention pertaining to the directed evolution of proteins;
     WHEREAS, GENERAL has prepared a U.S. Patent Application covering said invention and all Drs. Szostak’s and Roberts’ rights, title and interest in said application have been assigned to GENERAL;
     WHEREAS, GENERAL represents to the best of its knowledge and belief that it is the owner of all rights, title and interest in said patent application and has the right and ability to grant the license hereinafter described;
     WHEREAS, as a center for research and education, GENERAL is interested in licensing PATENT RIGHTS and thus benefiting the public and the GENERAL by facilitating the dissemination of the results of its research in the form of useful PRODUCTS, but is without capacity to commercially develop, manufacture, and distribute any such PRODUCT; and
     WHEREAS, COMPANY having such capacity, desires to commercially develop, use, manufacture and distribute such PRODUCTS throughout the world;
     NOW THEREFORE, in consideration of the premises and of the faithful performance of the covenants herein contained, the parties hereto agree as follows:
1. DEFINITIONS
     1.1 The term “ACCOUNTING PERIOD” shall mean each six month period ending June 30 and December 31.
     1.2 The term “AFFILIATE” shall mean any corporation or other legal entity other than COMPANY in whatever country organized, controlling, controlled by or under common control with COMPANY. The term “control” means possession, direct or indirect, of the powers to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

The term “AFFILIATE” with respect to GENERAL shall mean any company controlling, controlled by, or under common control, directly or indirectly, with GENERAL.
     1.3 The term “PATENT RIGHT” shall mean the U.S. Provisional Patent Application filed by Drs. Szostak and Roberts entitled “In vitro selection of proteins using RNA-protein fusions” filed January 21, 1997, serial number to be assigned, or the equivalent of such application, including any division, continuation or any foreign patent application or Letters Patent or the equivalent thereof issuing thereon or reissue, reexamination or extension thereof. PATENT RIGHTS shall also include those claims in any continuation-in-part of the aforementioned patent application which claim an invention described or claimed in said patent application.
     1.4 The term “PRODUCT” shall mean any article, device, composition, method or service, the manufacture, use, importation or sale of which
     (a) absent the licenses granted herein, would infringe a VALID CLAIM of any PATENT RIGHT, or
     (b) does not infringe a VALID CLAIM of any PATENT RIGHT licensed to COMPANY hereunder but the discovery, development, manufacture or use of which employs TECHNOLOGICAL INFORMATION.
     1.5 The term “SUBLICENSEE” shall mean any non-AFFILIATE third party licensed by COMPANY or by an AFFILIATE to make, have made, use or sell any PRODUCT.
     1.6 The term “TECHNOLOGICAL INFORMATION” shall mean any research data, designs, formulas, process information, clinical data and other information pertaining to any invention claimed in PATENT RIGHT which is known to Drs. Szostak and Roberts on the EFFECTIVE DATE.
     1.7 The term “VALID CLAIM” shall mean any claim of any PATENT RIGHT that has not been (i) finally rejected or (ii) declared invalid by a patent office or court of competent jurisdiction in any unappealed and unappealable decision.
2. LICENSE
     2.1 GENERAL hereby grants COMPANY, to the extent not prohibited by the United States Government:
     (a) an exclusive, worldwide license under GENERAL’s rights in PATENT RIGHTS to make, have made, use, import and sell PRODUCTS;
     (b) to the extent an exclusive license is not available to COMPANY in a country, due to legal or regulatory requirements in such country, a non-exclusive license under PATENT RIGHTS to make, have made, use and sell PRODUCTS;

     (c) the right to sublicense PATENT RIGHTS exclusively licensed to COMPANY.
     The above licenses to sell PRODUCTS include the right to grant to the purchaser of PRODUCTS from COMPANY, its AFFILIATES, and SUBLICENSEES the right to use such purchased PRODUCTS in a method coming within the scope of PATENT RIGHT.
     2.2 It is understood that the granting of any license hereunder is subject to GENERAL’s and GENERAL’s AFFILIATES’ right to make and to use the subject matter described and claimed in PATENT RIGHT for research, clinical and educational purposes but for no other purpose, and that if federal funding supported the PATENT RIGHT, COMPANY’s license will be subject to the royalty-free non-exclusive license granted to the u.s. government by statute (35 U.S.C. § 202(c)(4)). For the five (5) years following the EFFECTIVE DATE hereof, if GENERAL’s Office of Technology Affairs (“OTA”) becomes aware that any GENERAL investigator intends to seek funding for research at GENERAL using the subject matter described and claimed in any PATENT RIGHT licensed to COMPANY hereunder, from a commercial sponsor other than COMPANY, OTA will use reasonable efforts to inform such investigator that he or she may seek such funding first from COMPANY, it being understood that the final decision will be made by the investigator.
     2.3 Within three (3) months of EFFECTIVE DATE, upon request by COMPANY, GENERAL shall disclose to COMPANY, TECHNOLOGICAL INFORMATION which COMPANY will be entitled to use to the extent such use does not infringe any patent not licensed to COMPANY hereunder.
     2.4 It is understood that nothing herein shall be construed to grant COMPANY a license express or implied under any patent owned solely or jointly by GENERAL other than the PATENT RIGHTS expressly licensed hereunder.
3. DUE DILIGENCE OBLIGATIONS
     3.1 COMPANY shall itself, or through its AFFILIATES or SUBLICENSEES, use its best efforts to develop and make commercially available PRODUCTS for commercial sales and distribution throughout the world. Such efforts shall consist of achieving the following objectives within the time period designated below following the EFFECTIVE DATE:
     (a) within [**] months, be in possession of either (i) a signed letter of intent or (ii) an executed agreement for the development of the technology in cooperation with a corporate partner, such cooperation conveying a minimum annual funding of [**] dollars ($[**]) for a period of not less than two years; and if this milestone is met by option (i), to then be in possession of an executed agreement as recited in option (ii) within [**] months of the EFFECTIVE DATE.

     (b) within [**] months, have entered into additional agreements with corporate partners for sponsored research conveying a minimum funding of [**] dollars ($[**]);
     (c) subsequent to meeting milestone (b), continue to conduct internal research and development aimed at developing PRODUCTS using methods covered by PATENT RIGHTS, and to spend $[**] per year on such research and development efforts;
     (d) subsequent to meeting milestone (b), continue to diligently seek [**], and/or use diligent efforts to develop PRODUCTS itself. provided, however, that GENERAL shall not unreasonably withhold its consent to any revision in such time periods whenever requested in writing by COMPANY and supported by evidence of technical difficulties or delays that the parties could not have reasonably avoided. Failure to achieve one or more of the above objectives within the above stated time periods or within any extension granted by GENERAL shall result in GENERAL having the right to cancel upon thirty (30) days notice any exclusive license granted hereunder or convert any exclusive license to a non-exclusive license. Notwithstanding the foregoing, if COMPANY has successfully met milestones (a) and (b) above, and has paid a minimum of $[**] in payments to GENERAL hereunder, and is in compliance with milestone (c) above, but is not in compliance with milestone (d) above, GENERAL shall only have the right to convert COMPANY’s exclusive license to a non-exclusive license.
     3.2 At intervals no longer than every six (6) months, COMPANY shall report in writing to GENERAL on progress made toward the foregoing objectives.
4. FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHT
     4.1 GENERAL shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in PATENT RIGHTS, and shall, subject to the provisions of this Article 4, file and maintain such patent applications and patents at a minimum in the United States, Canada, the European Patent Office, and Japan (or under the Patent Cooperation Treaty designating such countries or region). COMPANY shall reimburse GENERAL for all reasonable costs (“Costs”) incurred by GENERAL for the preparation, filing, prosecution and maintenance of all PATENT RIGHTS as follows:
     (a) Subject to paragraph 4.2, for all Costs incurred by GENERAL from and after the EFFECTIVE DATE, COMPANY shall reimburse GENERAL upon receipt of invoices from GENERAL;
     (b) For all Costs incurred by GENERAL prior to the EFFECTIVE DATE, COMPANY shall reimburse GENERAL upon execution of this Agreement.

     4.2 With respect to any PATENT RIGHT, each document or a draft thereof pertaining to the filing, prosecution, or maintenance of such PATENT RIGHT, including but not limited to each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent issuing from such application shall be provided to COMPANY as follows. Documents received from any patent office or counsel’s analysis thereof shall be provided promptly after receipt. For a document to be filed in any patent office, a draft of such document shall be provided sufficiently prior to its filing, to allow for review and comment by COMPANY. GENERAL shall consider in good faith any of COMPANY’S comments or recommendations that are timely received by GENERAL, and shall instruct its patent counsel to act upon such comments or recommendations, except to the extent GENERAL may reasonably conclude that such actions would not be in GENERAL’s interests. If as a result of the review of any such document, COMPANY shall elect not to pay or continue to pay the Costs for such PATENT RIGHT, COMPANY shall so notify GENERAL within thirty (30) days of COMPANY’s receipt of such document and COMPANY shall thereafter be relieved of the obligation to pay any additional Costs regarding such PATENT RIGHT incurred after the receipt of such notice by GENERAL. Such U.S. or foreign patent application or patent shall thereupon cease to be a PATENT RIGHT hereunder and GENERAL shall be free to license its rights to that particular U.S. patent application or patent to any other party on any terms.
     4.3 In the event that GENERAL does not wish to file, prosecute or maintain any PATENT RIGHT with respect to specific countries, it shall first notify COMPANY, and COMPANY shall be free, where not contrary to United States law, to file, prosecute or maintain, at its expense, patent applications in the name of GENERAL. If necessary, GENERAL shall render COMPANY, at COMPANY’s expense, all necessary assistance in order to facilitate such filing. Any such application shall be considered a PATENT RIGHT for all purposes of this Agreement.
5. COMPENSATION
     5.1 Upon the closing of an initial financing by COMPANY raising at least one million dollars in net proceeds, COMPANY shall issue to GENERAL common stock equal to [**]% of all common shares then issued and outstanding. If COMPANY shall close a second financing within three months of the initial financing, GENERAL shall be issued common stock equal to [**]% of the shares issued for the second financing at the then effective conversion rate to common. GENERAL shall be bound by obligations incumbent on common stock shareholders with respect to sale and disposition of common stock, including underwriters’ requested commitments for market standoff.
     5.2 In each year for the seven years following the closing of an initial financing by COMPANY raising at least one million dollars in net proceeds, COMPANY shall pay GENERAL [**] percent ([**] %) of any and all research contract fees, upfront and milestone payments received in consideration for the conduct of research which absent the license granted herein would infringe a VALID CLAIM of any PATENT RIGHT

     5.3 In the event that COMPANY wishes to itself sell, or grant sublicenses to sell, to the [**], any PRODUCT that infringes a VALID CLAIM of any PATENT RIGHT, COMPANY and GENERAL will [**], on terms that are [**].
     5.4 The payments due under this Agreement shall, if overdue, bear interest until payment at a per annum rate equal to one percent (1%) above the prime rate in effect at the Bank of Boston on the due date, not to exceed the maximum permitted by law. The payment of such interest shall not-preclude GENERAL from exercising any other rights it may have as a consequence of the lateness of any payment.
6. REPORTS AND PAYMENTS
     6.1 COMPANY shall keep, and shall cause each of its AFFILIATES and SUBLICENSEES, if any, to keep full and accurate books of accounts containing all particulars that may be necessary for the purpose of calculating all amounts payable to GENERAL. Such books of account shall be kept at their principal place of business and, with all necessary supporting data shall, during all reasonable times for the three (3) years next following the end of the calendar year to which each shall pertain be open no more than twice a year for inspection by GENERAL or its designee at GENERAL’s expense for the purpose of verifying financial statements or compliance with this Agreement. GENERAL agrees to execute a confidentiality agreement with COMPANY with respect to the information disclosed therein.
     6.2 In each year for the seven years following the closing of an initial financing by COMPANY raising at least one million dollars in net proceeds, the payment due shall be calculated semiannually as of the end of each ACCOUNTING PERIOD and shall be paid semiannually within the sixty (60) days next following such date, every such payment to be supported by the accounting prescribed in paragraph 6.3 and to be made in United States currency. Whenever conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal for the business day closest to the end of the applicable ACCOUNTING PERIOD.
     6.3 With each semiannual payment, COMPANY shall deliver to GENERAL a full and accurate accounting to include at least the following information:
     (a) All research contract payments for the six month period, separately reported by corporate sponsor;
     (b) Milestone payments awarded during the six month period, separately reported by corporate sponsor; and
     (c) Total payments due GENERAL.

7. INFRINGEMENT
     7.1 GENERAL will protect its PATENT RIGHTS from infringement and prosecute infringers when, in its sole judgement, such action may be reasonably necessary, proper and justified.
     7.2 If COMPANY shall have supplied GENERAL with written evidence demonstrating to GENERAL’s reasonable satisfaction prima facie infringement of a claim of a PATENT RIGHT by a third party, COMPANY may by notice request GENERAL to allow COMPANY to initiate legal proceedings against the infringer at COMPANY’s expense. GENERAL shall notify COMPANY within two (2) months of the receipt of such notice whether GENERAL will allow COMPANY to initiate legal proceedings, and if GENERAL so decides, COMPANY may, upon notice to GENERAL, initiate legal proceedings against the infringer at COMPANY’s expense and in GENERAL’s name if so required by law. No settlement, consent judgment or other voluntary final disposition of the suit which invalidates or restricts the claims of such PATENT RIGHTS may be entered into without the consent of GENERAL, which consent shall not be unreasonable withheld. COMPANY shall indemnify GENERAL against any order for payment that may be made against GENERAL in such proceedings. If however, GENERAL notifies COMPANY within said two (2) month period that it intends to prosecute such alleged infringer at its expense, GENERAL shall, within three (3) months of its notice to COMPANY either (i) cause infringement to terminate or (ii) initiate legal proceedings against the infringer.
     7.3 In the event one party shall initiate or carry on legal proceedings to enforce any PATENT RIGHT against any alleged infringer, the other party shall fully cooperate with and supply all assistance reasonably requested by the party initiating or carrying on such proceedings. The party which institutes any suit to protect or enforce a PATENT RIGHT shall have sole control of that suit and shall bear the reasonable expenses (excluding legal fees) incurred by said other party in providing such assistance and cooperation as is requested pursuant to this paragraph. The party initiating or carrying on such legal proceedings shall keep the other party informed of the progress of such proceedings and said other party shall be entitled to counsel in such proceedings but at its own expense. Any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of the unreimbursed legal fees and expenses incurred by either party and then the remainder shall be divided between the parties as follows:
) [**]%) percent to the party initiating such proceedings and [**]%) percent to the other party.
     7.4 For the purpose of the proceedings referred to in this Article 7, the GENERAL and COMPANY shall permit the use of their names and shall execute such documents and carry out such other acts as may be necessary. The party initiating or carrying on such legal proceedings shall keep the other party informed of the progress of such proceedings and said other party shall be entitled to counsel in such proceedings but at its own expense, said expenses to be off-set against any damages received by the party bringing suit in accordance with the foregoing paragraph 7.3.

8. INDEMNIFICATION
     8.1 (a) COMPANY shall indemnify, defend and hold harmless GENERAL and its trustees, officers, medical and professional staff: employees, and agents and their respective successors, heirs and assigns (the “INDEMNITEES”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnitees or anyone of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.
     (b) COMPANY’s indemnification under (a) above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the INDEMNITEES.
     (c) COMPANY agrees, at its own expense to provide attorneys reasonably acceptable to the GENERAL to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.
     (d) This paragraph 8.1 shall survive expiration or termination of this Agreement.
     8.2 (a) Beginning at such time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals and other than COMPANY’s internal use of the PATENT RIGHTS and TECHNOLOGICAL INFORMATION) by COMPANY or by a licensee, affiliate or agent of COMPANY, COMPANY shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the INDEMNITEES as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for COMPANY’s indemnification under paragraph 8.1 of this Agreement. If COMPANY elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the GENERAL and the Risk Management Foundation. The minimum amounts of insurance coverage required under this paragraph 8.2 shall not be construed to create a limit of COMPANY’s liability with respect to its indemnification under paragraph 8.1 of this Agreement.

     (b) COMPANY shall provide GENERAL with written evidence of such insurance upon request of GENERAL. COMPANY shall provide GENERAL with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if COMPANY does not obtain replacement insurance providing comparable coverage prior to the expiration of such fifteen (15) day period, GENERAL shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.
     (c) COMPANY shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any such product, process, or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by COMPANY or by a licensee, affiliate or agent of COMPANY and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than fifteen (15) years.
     (d) This paragraph 8.2 shall survive expiration or termination of this Agreement.
     8.3 OTHER THAN WARRANTIES SET FORTH HEREIN, GENERAL MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO COMPANY HEREUNDER AND HEREBY DISCLAIMS THE SAME.
9. TERMINATION
     9.1 Unless otherwise terminated as provided for in this Agreement, the license to PATENT RIGHT granted hereunder will continue
     (i) for two (2) years after the last attempt by COMPANY, its AFFILIATES, or SUBLICENSEES to develop PRODUCTS for worldwide distribution, provided such attempt is not prevented by force majeure, government regulation or intervention, or institution of a law suit by any third party, or
     (ii) until the expiration of each PATENT RIGHT on a country by country basis, the claims of which but for this Agreement would be infringed by the manufacture, use or sale of any PRODUCT in the applicable country, whichever shall first occur. For the purposes of this paragraph 9.1, the term “attempt” shall mean the conduct, by any of COMPANY, its AFFILIATES or SUBLICENSEES, of (a) research which, absent the license granted herein would infringe a VALID CLAIM of any PATENT RIGHT (“Licensed Research”), and which is directed towards discovering, identifying or creating a PRODUCT or PRODUCT candidate, or (b) commercial development efforts directed towards distribution or sale of a PRODUCT, including but not limited to scale-up and biochemical engineering activities, clinical or preclinical studies, and other marketing preparations, with respect to a PRODUCT or PRODUCT candidate that has been identified in the course of Licensed Research.
     9.2 If either party shall fail to faithfully perform any of its obligations under this Agreement except the due diligence milestones specified in Article 3 herein, the nondefaulting party may give written notice of the default to the defaulting party. Unless such default is corrected within sixty (60) days after such notice, the notifying party may terminate this Agreement and the license hereunder upon thirty (30) days prior written notice, provided that only one such sixty (60) day grace period shall be available in any twelve (12) month period with respect to a default of any particular provision hereunder. Thereafter notice of default of said provision shall constitute termination.
     9.3 In the event that any license granted to COMPANY under this Agreement is terminated, any sublicense under such license granted prior to termination of said license shall remain in full force and effect, provided that:
     (i) the SUBLICENSEE is not then in breach of its sublicense agreement;
     (ii) the SUBLICENSEE agrees to be bound to GENERAL as the licensor under the terms and conditions of this sublicense agreement, as modified by the provisions of this paragraph 9.3;
     (iii) the SUBLICENSEE, at GENERAL’s written request, assumes in a signed writing the same obligations to GENERAL as those assumed by COMPANY under Articles 8 and 10 hereof;
     (iv) GENERAL shall have the right to receive the greater of (a) any payments payable to COMPANY under such sublicense agreement to the extent they are reasonably and equitably attributable to such SUBLICENSEE’s right under such sublicense to use and exploit PATENT RIGHTS and/or TECHNOLOGICAL INFORMATION or (b) the lowest royalty which is within the “Competitive” range as hereinafter defined, at the time GENERAL’s license to COMPANY is terminated. A royalty rate shall be regarded as “Competitive” if it is within the range of royalty rates that GENERAL would charge in an arms length transaction with a licensee which was not and had not been a sponsor of research at GENERAL, taking into account the value of the licensed technology at the time GENERAL’s license to COMPANY is terminated;
     (v) the SUBLICENSEE agrees to use its best commercial-efforts to develop and use the technology, and/or to use diligent efforts to develop PRODUCTS itself;
     (vi) GENERAL has the right to terminate such sublicense upon sixty (60) days prior written notice to COMPANY and such SUBLICENSEE in the event of any material breach of the obligation to make the payments described in clause (iv) of this paragraph

9.3, unless such breach is cured prior to the expiration of such sixty (60) day period, and shall further have the right to terminate such sublicense in the event of SUBLICENSEE’s failure to meet its due diligence obligations pursuant to clause (v) hereof;
     (vii) GENERAL shall not assume, and shall not be responsible to such SUBLICENSEE for, any representations, warranties or obligations of COMPANY to such SlJBLICENSEE, other than to permit such SUBLICENSEE to exercise any rights to PATENT RIGHTS and TECHNOLOGICAL INFORMATION that are granted under such sublicense agreement consistent with the terms of this AGREEMENT.
     9.4 Upon termination of any license granted hereunder COMPANY shall pay GENERAL all payments due or accrued on (i) the sale of PRODUCT up to and including the date of termination and (ii) for twelve (12) months following the date of termination, the sale of PRODUCT manufactured prior to the termination date.
10. MISCELLANEOUS
     10.1 This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof.
     10.2 In order to facilitate implementation of this Agreement, GENERAL and COMPANY are designating the following individuals to act on their behalf with respect to this Agreement for the matter indicated below:
     (a) with respect to all payments, any correspondence pertaining to any PATENT RIGHT, or any notice of the use of GENERAL’s name, for GENERAL, the Director, Office of Technology Affairs, and for COMPANY, the Chief Executive Officer; provided that correspondence relating to the billing of patent costs shall be copied to, for GENERAL, the Business Manager, Office of Technology Affairs; and for COMPANY, the Vice President for Finance and Administration.
     (b) any amendment of or waiver under this Agreement, any written notice including progress reports or other communication pertaining to the Agreement: for GENERAL, the Director, Office of Technology Affairs; and for COMPANY, the Chief Executive Officer.
     (c) the above designations may be superseded from time to time by alternative designations made by: for GENERAL, the President or the Senior Vice President for Research and Technology Affairs; and for COMPANY, the Chief Executive Officer.
     10.3 This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

     10.4 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
     10.5 Any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: Acts of God; acts, regulations or laws of any government; strikes or their concerted acts of worker; fires; floods; explosions; riots; wars; rebellion; and sabotage. Any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.
     10.6 Neither party shall use the name of the other party or of any staff member, officer, employee or student of the other party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used. For GENERAL, such approval shall be obtained from the Director of Public Affairs.
     10.7 This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.
     10.8 This Agreement shall not be assignable by GENERAL without COMPANY’s written consent except for the right to receive compensation or other payments payable herein. COMPANY may at its own discretion and without approval by GENERAL transfer its interest or any part thereof under this Agreement to a wholly-owned subsidiary or any assignee or purchaser of the portion of its business associated with the manufacture and sale of PRODUCT. In the event of any such transfer, the transferee shall assume and be bound by the provisions of this Agreement. Otherwise this Agreement shall be assignable by COMPANY only with the consent in writing of GENERAL.
     10.9 For any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement, except issues relating to the validity, construction or effect of any PATENT RIGHT, which the parties shall be unable to resolve within sixty (60) days, the party raising such dispute shall promptly advise the other party of such claim, dispute, or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, such representatives shall agree upon a third party which is in the business of providing Alternative Dispute Resolution (ADR) services (hereinafter, “ADR Provider”) and shall schedule a date with such ADR Provider to engage in ADR. Thereafter, the representatives of the parties shall engage in good faith in an ADR process under the auspices of the selected ADR Provider. If within the aforesaid thirty (30) business days after the date of the notice of dispute the representatives of the parties have not been able to agree upon an ADR Provider and schedule a date to engage in ADR, or if they have not been able to resolve the dispute within thirty (30) business days after the termination of ADR, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes GENERAL and COMPANY hereby irrevocably consents and submits. Notwithstanding the foregoing, nothing in this Paragraph 10.9 shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.
     10.10 If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof it is the intention of the parties that the remainder of this agreement shall not be effected thereby. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.
     THE PARTIES have duly executed this Agreement as of the date first shown above written.

COMPANY	THE GENERAL HOSPITAL CORPORATION

BY:	/s/ illegible	BY:	/s/ David Glass

TITLE:	President and CEO	TITLE:	Associate Director of Patents, Office of Technology Affairs

DATE:	7/27/1998	DATE: